CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 25 to Registration Statement File No. 333-59717 on Form N-4 (the "Registration Statement") of (1) our report dated April 25, 2011, relating to the financial statements of the Subaccounts of MONY America Variable Account A of MONY Life Insurance Company of America and (2) our report dated March 10, 2011, relating to the financial statements of MONY Life Insurance Company of America, each of which appears in such Registration Statement. We also consent to the references to us under the headings "Financial statements" and "About our independent registered public accounting firm" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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New York, New York
April 25, 2011